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                                                                EXHIBIT 99.1.a

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ONEOK FINANCIAL NEWS
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ONEOK, Inc.                             Contact:  Weldon Watson, 918-588-7158
P.O. Box 871
Tulsa, OK  74102-0871                      For Immediate Release May 13, 1998


                         ONEOK CHAIRMAN SUFFERS ILLNESS

     TULSA, Oklahoma -- Larry Brummett, chairman and chief executive officer of ONEOK, Inc., underwent surgery on Sunday, May 10, resulting in a diagnosis of cancer in the small intestine. A program of treatment will be initiated shortly after his discharge from the hospital.

     Brummett, who is 47 years old, will continue his duties and responsibilities as chairman and chief executive officer of the company. "I recognize there will be some absences during the treatment program that will be planned for me. But I am confident we will continue the strategic direction and pace we have set for the company because of the able leadership team that is in place."

     Brummett, who has been chairman of ONEOK since 1994, said the day-to-day operations of the company will continue under the direction and leadership of David Kyle, president of ONEOK. "David and I have always had a team relationship that will be especially helpful during this period. I have the greatest confidence in him and his ability," Brummett said.

     Kyle, 45 years old, has been an employee of the company for 24 years. He has been a director of ONEOK since 1995 and became president of ONEOK last year.

     Brummett added, "The officer group in place, which both David and I have developed over the last four years, will be very supportive during my illness. Although my illness is primarily a personal and private matter, I believe it is important to inform shareholders, employees and customers at this time."

     ONEOK, Inc. (NYSE: OKE), is engaged in intrastate natural gas distribution and transmission, gas processing, gas marketing and oil and gas production. ONEOK has approximately 31 million shares of common stock outstanding.

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Information is available on the Internet World Wide Web at http://www.oneok.com